Exhibit 24

POWER OF ATTORNEY

I hereby appoint Christopher Becker, Janet Verneuille, Maria Doyle and Pauline Wimmer to act as my true and lawful attorney in fact with authority to execute on my behalf any Form ID, 3, 4, 5 or 144 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as
I notify Mr. Becker, Ms. Verneuille, Ms. Doyle or Ms. Wimmer in writing that their authority to act on my behalf in this manner has been withdrawn.

       I have signed this power of attorney on December 14, 2023.

       By: /s/ J. ABBOTT R. COOPER
           J. Abbott R. Cooper


       In the presence of: /s/ ERIKA NASTASI
                           Erika Nastasi

       at: Melville,  NY
           City       State